Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-102595) and Form S-8 (File No. 333-56360) of Inspire Pharmaceuticals, Inc. of our report dated March 3, 2004 relating to the financial statements, which appears in this Form 10-K. We also consent to the reference to us under the heading Selected Financial Data.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 12, 2004